Exhibit 10.2

oRGANOVO HOLDINGS, INC.
severance AND CHANGE IN CONTROL plan
(Effective as of November 4, 2015)

1.	Purpose of the Plan

The Board believes it is in the best interests of Organovo to encourage and motivate key employees to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment. Organovo believes that it is in the best interests of its key employees and the shareholders of Organovo to provide financial assistance through severance payments and other benefits to eligible key employees who are involuntarily terminated. Organovo formerly entered into individual employment contracts with certain employees providing for change of control and severance benefits for the above purposes. This Plan is intended to consolidate and replace (with the consent of the respective Participants where required) such individual employment contracts in order to provide uniform administration of change of control and severance benefits. With respect to each Participant, the Plan supersedes all plans, agreements, or other arrangements for severance benefits or for enhanced severance payments whether or not before, on or after a change in control. This Plan is intended to be a “welfare plan” under ERISA providing benefits to a select group of management or highly compensated employees as described in DOL Regulation section 2520.104-24.

2.	Definitions

“Accrued Benefits” means (i) the Participant’s Base Salary through the date of termination of employment, (ii) any accrued but unused paid time off and floating holiday pay, and (iii) unreimbursed business expenses.  Organovo will pay the Accrued Benefits to the Participant in a cash lump sum within ten (10) days after the Participant’s termination of employment with Organovo.

“Affiliate” means any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Organovo (including, but not limited to, joint ventures, limited liability companies, and partnerships).

“Base Salary” means the annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason.

“Board” means the Board of Directors of Organovo Holdings, Inc.

“Cash Severance” means the amount specified in Section 6(a), Section 6(b) or Section 6(c), as applicable.

“Cause” means:

(i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with Organovo (other than any such failure resulting from incapacity due to physical or mental illness), as determined by the Board with respect to any Tier 1 or Tier 2 Employee, and as determined by Organovo’s Chief Executive Officer with respect to Employees in Tiers 3-4 no earlier than thirty (30) days after a written demand for substantial performance is delivered to the Participant, which specifically identifies the manner in which Organovo believes that the Participant has willfully and continuously failed to perform substantially the Participant’s duties with Organovo (provided, however, that with respect to any Tier 1 or Tier 2 Employee, the failure to achieve individual or Company-based performance goals, budgets or targets shall not be deemed to be a failure of the Participant to perform his or her duties for purposes of this definition of Cause);

(ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to Organovo or Participant’s ability to perform his or her duties with Organovo;

(iii) conviction (including a plea of guilty or nolo contendere) of a felony;

(iv) a material violation of a material written policy of Organovo or any Affiliate, violation of which would be grounds for immediate dismissal under applicable Company policy;

(v) failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Truth in Negotiations Act, or any rules or regulations thereunder;

(vi) a material breach of the restrictive covenants in Section 7(b) subject to the cure provisions provided in Section 7(b) of the Plan.

“Change in Control” means the effective date of the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of Organovo representing more than thirty percent (30%) of the total Fair Market Value or total combined voting power of Organovo’s then‑outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than thirty percent (30%) of such voting power, (B) any acquisition directly from Organovo, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by Organovo, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the shareholders of Organovo in substantially the same proportions as their ownership of the voting securities of Organovo; or

(ii) an Ownership Change Event (as defined below) or series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of Organovo immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in clause (iii) of that definition, the entity to which the assets of Organovo were transferred (the “Transferee”), as the case may be; or

(iii) a majority of members of the Incumbent Directors (as defined below) is replaced during any twelve (12)-month period;

provided, however, that a Change in Control shall be deemed not to include an event described in subsection (i) until the earlier of (a) the person has two or more representatives on the Board of Directors or (b) the person becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of Organovo representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of Organovo’s then‑outstanding securities entitled to vote generally in the election of Directors.

For purposes of subsections (i) and (ii), indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Organovo or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

In addition for purposes of subsections (i) and (ii), the Committee shall determine whether multiple acquisitions of the voting securities of Organovo and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

For purposes of this definition of Change in Control, “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of Organovo or at the request of a person who is the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of Organovo representing more than five percent (5%) of the total Fair Market Value or total combined voting power of Organovo’s then‑outstanding securities entitled to vote generally in the election of Directors); and “Ownership Change Event” means the occurrence of any of the following with respect to Organovo:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of Organovo of securities of Organovo representing more than fifty percent (50%) of the total combined voting power of Organovo’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which Organovo is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of Organovo (other than a sale, exchange or transfer to one or more subsidiaries of Organovo).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under it.

“Committee” means the Compensation Committee of the Board.  Except with respect to Tier 1 and Tier 2 Employees, the Committee may delegate some or all of its authority under the Plan to any person, persons or subcommittee, in which event, the term “Committee” includes such person, persons or subcommittee to the extent of such delegation.

“Company” means Organovo Holdings, Inc. and any of its Affiliates.

“Competitive Activity” means any design, development, sale, promotion, production, marketing, licensing, distribution or provision of any service, technology, product or product feature that is, directly or indirectly, or is intended to be, competitive with one or more services, technologies, products or product features provided by Organovo.

“Competitor of Organovo” means any Person that is engaged or preparing to engage in any Competitive Activity.

“Disability” means incapacity due to physical or mental illness which has rendered the Participant unable effectively to carry out his/her duties and obligations to Organovo or unable to participate effectively and actively in the management of Organovo for a period of ninety (90) consecutive days or for shorter periods aggregating to one-hundred twenty (120) days (whether or not consecutive) during any consecutive twelve (12) months.

“Effective Date” has the meaning specified in Section 3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated under it.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and guidance promulgated under it.

“Good Reason” means, without the Participant’s consent:

(i)In the case of a Tier 1, 2, 3, or 4 Employee, a material diminution in the Participant’s Base Salary or Target Bonus Potential.  This does not apply to a material diminution in the case of a Tier 1 or Tier 2 Employee resulting from a determination by both the CEO and the Compensation Committee that Organovo’s financial condition is such that a reduction in compensation is appropriate and the reduction is applied uniformly to all Company officers;

(ii) a material diminution in the Participant’s authority, duties, or responsibilities, which shall include (A) with respect to any Participant who is a member of the Board, any failure of the Board to appoint or the stockholders of Organovo to elect such Participant as a member of the Board, or any removal of Participant from the Board for reasons other than Cause, (B) with respect to any Participant who is a Tier 1 or Tier 2 Employee, removal from Organovo’s Executive Team;

(iii) with respect to any Participant who is a Tier 1, 2, 3, or 4 Employee, a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report;

(iv) any requirement that the Participant relocate, by more than fifty (50) miles, the principal location from which the Participant performs services for Organovo immediately prior to the termination of employment or the occurrence of the Change in Control.

It shall be a condition precedent to the Participant’s right to terminate Participant’s employment for Good Reason (whether before or after a Change in Control) that (i) the Participant shall have first given Organovo written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the Participant becomes aware or should have become aware of such breach, and (ii) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within thirty (30) days after receipt of such notice.

“Health Benefit Continuation” means payment by Organovo of the premium for COBRA coverage, if elected by the Participant and his/her eligible dependents, upon loss of coverage under Organovo’s group health plan for active employees of Organovo due to termination of employment, until the earlier of (i) the end of the Health Benefit Payment Period, (ii) the date that the Participant becomes eligible for coverage under another group health plan, or (iii) the end of the eighteen (18)-month maximum COBRA coverage period.

“Health Benefit Payment Period” means eighteen (18) months for a Tier 1 Employee, twelve (12) months for a Tier 2 Employee, (9) months for a Tier 3 Employee and six (6) months for a Tier 4 Employee.

“Organovo” means Organovo Holdings, Inc., and its Affiliates.

“Outplacement Assistance” means payment by Organovo of the cost of providing outplacement services for the following periods:

Tier 1 – 18 months

Tier 2 – 12 months

Tier 3 – 9 months

Tier 4 – 6 months

“Participant” means a person who has become a participant pursuant to Section 5 of the Plan.

“Participation Agreement” means a written agreement with Organovo in such form as the Committee may specify which obligates the Participant to comply with all of the terms and conditions of participation in the Plan.

“Plan” means this Organovo Holdings, Inc. Severance and Change in Control Plan.

“Restricted Period” means twenty-four (24) months for a Tier 1 Employee, twelve (12) months for a Tier 2 Employee, (9) months for a Tier 3 Employee, and six (6) months for a Tier 4 Employee.

“Severance Benefits” means the benefits specified in Section 6 of this Plan.

“Target Bonus” means the Participant’s short-term incentive bonus target in effect on the Participant’s date of termination of employment, provided, however, that following a Change in Control, the Target Bonus shall be the greater of (1) the Participant’s short-term incentive bonus target in effect on the Participant’s date of termination of employment, and (2) the Participant’s short-term incentive bonus target in effect on the date of the Change in Control.

“Tier 1 Employees” means Organovo’s Chief Executive Officer, Chief Financial Officer, and such other executives as the Committee shall specify from time to time.

“Tier 2 Employees” means all non-Tier 1 members of Organovo’s Executive Team, and such other executives as the Committee shall specify from time to time.

“Tier 3 Employees” means all Senior Vice Presidents who are not members of Organovo’s Executive Team, and such other executives as the Committee shall specify from time to time.

“Tier 4 Employees” means all Vice Presidents who are not members of Organovo’s Executive Team, and such other executives as the Committee shall specify from time to time.

3.	Effective Date

The Plan shall be effective only with respect to a termination of employment covered by the Plan that occurs on or after November 4, 2015 (the “Effective Date”).

4.	Administration
(a)

The Committee shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA. Before a Change in Control, the Committee has sole and absolute discretion and authority to administer the Plan, including the sole and absolute discretion and authority to:

(i)

adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;

(ii)

determine questions of eligibility and entitlement to benefits and any other terms of the Plan applicable to the Participants; the Committee’s determinations are conclusive and binding on all parties affected by its determinations;

(iii)	act under the Plan on a case-by-case basis; the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and
(iv)	delegate its authority under the Plan to any director, officer, employee, or group of directors, officers and/or employees of Organovo.
(b)

If any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan, and the Committee will designate another person to exercise such authority.

(c)

Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Committee nor the Board nor any other person or entity shall have any discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim in connection with any Severance Benefits under this Plan will apply a de novo standard of review to any determinations made by the Committee or Board following such Change in Control. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee, Board, or any person or entity or characterization of any decision by the Committee, Board, or by such person or entity as final, binding or conclusive on any party.

5.	Eligibility to Participate in Plan

(a) In order to participate in the Plan, an employee must; (i) be scheduled to work at least 20 hours a week in the conduct of the business of Organovo, (ii) have been on the Employer’s U.S. payroll for at least six months prior to the Termination Date and (iii) have entered into a written Participation Agreement with Organovo. Notwithstanding the preceding sentence, the term “Employee” shall not include any of the following individuals:

(i) Any person classified by Organovo as a casual employee, intern, on-call employee, seasonal employee, temporary employee, zero-hour employee or contingent employee;

(ii) Any person whose terms and conditions of employment are governed by a collective bargaining agreement, unless such collective bargaining agreement provides for participation by employees in the bargaining unit in the Plan or a program described in the appendices to the Plan;

(iii) Any person who is subject to a written agreement that provides that such individual shall not be eligible to participate in the Plan;

(iv) Any person seconded from a jurisdiction outside the United States; and

(v) Any member of a group, division or other classification designated by the Employer as ineligible to participate in the Plan.

(b) An individual’s eligibility shall be determined by the Committee in its sole discretion. All such determinations shall be conclusive and binding on all persons.

Severance Benefits

(a) Before a Change in Control.  If a Participant’s employment with Organovo is terminated after the Effective Date and before a Change in Control either by Organovo for reasons other than Cause, death, or Disability, or by the Participant for Good Reason, then the Participant will be entitled to receive his or her Accrued Benefits and, subject to the Participant’s satisfaction of the requirements of Section 7(a) (regarding waiver and release of claims) and Section 7(b) (regarding restrictive covenants), Organovo shall provide the Participant with the following Severance Benefits:

(i) payment of the Cash Severance specified in this Section 6(a)(i), which amount shall be paid in a lump sum within the first regular payroll period following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 7(a), so long as that waiver and release becomes effective no later than sixty (60) days after the Participant’s termination of employment.

Tier	Fixed Benefit	Variable Benefit	Maximum
Tier 1	2.0 times the Base Salary	N/A	N/A
Tier 2	1.0 times the Base Salary	N/A	N/A
Tier 3	75 times the Base Salary	N/A	N/A
Tier 4	5 times the Base Salary	N/A	N/A

(ii) a pro-rated Target Bonus for Organovo’s fiscal year in which the termination occurs, pro-rated based on the number of full and partial calendar months during such year prior to the date of termination of employment, which amount shall be paid at the time at which bonuses are paid to actively employed employees for such fiscal year;

(iv) Health Benefit Continuation; and

(v) Outplacement Assistance.

(b) Termination Less Than Six Months Before a Change in Control.  If the employment of a Participant in Tiers 1-4, is terminated after the Effective Date either by Organovo for reasons other than Cause, death, or Disability, or by the Participant for Good Reason, the Participant begins to receive severance in accordance with Section 6(a), and a Change in Control occurs within six (6) months after the effective date of such termination of employment, then (i) no further payments shall be made pursuant to Sections 6(a)(i) and 6(a)(ii), and the Participant shall receive a single lump sum cash payment upon such Change in Control (or such later date as the release becomes effective as provided in Section 6(a)) equal to the amount (if any) by which (A) the sum of the Cash Severance determined in accordance with Section 6(c)(i) plus the prorated Target Bonus determined in accordance with Section 6(c)(ii), exceeds (B) the amount of any Cash Severance already paid to the Participant under Section 6(a)(i) and the amount of any pro-rated bonus already paid to the Participant under Section 6(a)(ii) for Organovo’s fiscal year in which the termination occurs based on actual performance, and (ii) all outstanding equity awards granted by Organovo to such Participant shall become fully vested upon such Change in Control, and to the extent such equity award is a stock option or stock appreciation right which is not cashed out upon the Change in Control, shall be exercisable for a period of one year following the effective date of such termination or until the option expiration date, if earlier.  If a Change in Control occurs more than six (6) months after the effective date of a Participant’s termination of employment, all payments specified by Section 6(a) will continue to be paid as scheduled.

(c) After a Change in Control.  If a Participant’s employment with Organovo is terminated within 12 months after a Change in Control either by Organovo (or its successor) for reasons other than Cause, death, or Disability, or by the Participant for Good Reason, then the Participant will be entitled to receive his or her Accrued Benefits and, subject to the Participant’s satisfaction of the requirements of Section 7(a) (regarding waiver and release of claims) and Section 7(b) (regarding restrictive covenants), Organovo shall provide the Participant with the following Severance Benefits in lieu of those provided under Section 6(a):

(i) payment of the Cash Severance specified in this Section 6(c)(i), which amount shall be paid in a lump sum cash amount no later than ten (10) business days following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 7(a), so long as that waiver and release becomes effective no later than sixty (60) days after the Participant’s termination of employment (or the Change in Control Date, for a Participant whose termination of employment is deemed to occur on the Change in Control Date).  Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the waiver and release of claims straddles two taxable years of the Participant, then Organovo shall make the payment in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed waiver and release to Organovo:

Tier	Fixed Benefit	Variable Benefit	Maximum
Tier 1	2.0 times the Base Salary	N/A	N/A
Tier 2	1.0 times the Base Salary	N/A	N/A
Tier 3	1.0 times the Base Salary	N/A	N/A
Tier 4	.75 times the Base Salary	N/A	N/A

(ii) a pro-rated Target Bonus for Organovo’s fiscal year in which the termination occurs, pro-rated based on the number of full and partial calendar months during such year prior to the date of termination of employment, which amount shall be paid at the time and subject to the same conditions as the Cash Severance;

(iii) with respect to equity awards outstanding on the effective date of termination of employment:   all outstanding equity awards granted by Organovo to the terminated Employees in Tiers 1-4, as applicable, shall become fully vested, and to the extent such equity award is a stock option or stock appreciation right which is not cashed out upon the Change in Control, shall be exercisable for a period of one year following the effective date of such termination or until the option expiration date, if earlier;

(iv) Health Benefit Continuation.

(v) Outplacement Assistance.

(d) Form of Severance under Existing Agreement.  Participants who are covered by an existing employment or severance agreement with Organovo on the Effective Date agree that their existing rights under that agreement are terminated and replaced with the provisions of this Plan; provided, however, that for the duration of the original remaining term of the employment or severance agreement only, the timing and form of severance (i.e., lump sum or installments) in the employment or severance agreement shall supersede the timing and form of payment provisions in this Section 6 and control the timing and form of payment of the Cash Severance.  The Participation Agreement shall provide that, unless otherwise agreed to in writing by the Participant and Organovo, that any defined terms in any outstanding equity awards held by the Participant as of the Effective Date shall be superseded and replaced in their entirety by the defined terms in Section 2 of this Plan (including, but not limited to, “Cause”, “Change of Control”, “Disability” and “Good Reason”).

(e) Release of Claims and Restrictive Covenants.  Notwithstanding anything in this Plan to the contrary, the Severance Benefits are subject to and contingent on the Participant’s satisfaction of the requirements of Section 7(a) (regarding waiver and release of claims) and Section 7(b) (regarding restrictive covenants).

(f) Code Section 280G Cutback. If the Severance Benefits provided by this Plan or other benefits otherwise payable to the Participant (a) constitute “parachute payments” within the meaning of Code section 280G, and (b) but for this Section 6(g), would be subject to the excise tax imposed by Code section 4999 (“Excise Tax”), then such Severance Benefits or other benefits shall be payable either in full or in such lesser amount which would result in no portion of such Severance Benefits or other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of such Severance Benefits and other benefits under this Plan or otherwise, notwithstanding that all or some portion of such Severance Benefits or other benefits may be taxable under Code section 4999. Any reduction in the Severance Benefits and other benefits required by this Section 6(g) shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Participant. The calculations in this Section 6(g) will be performed by the professional firm engaged by

Organovo for general tax purposes as of the day prior to the date of the Change in Control. If the tax firm so engaged by Organovo is serving as accountant or auditor for the acquiring company, Organovo shall appoint a nationally recognized tax firm to make the determinations required by this Section 6(g). Organovo shall bear all expenses with respect to the determinations by such firm required to be made by this Section 6(g). Organovo and the Participant shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to Organovo and the Participant as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon Organovo and the Participant.  As a result of the uncertainty in the application of Code section 409A, 280G or 4999 at the time of the initial determination by the professional tax firm described in this Section 6(g), it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of Section6(g) is due (the “Additional Excise Tax”). The Participant shall notify Organovo in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. The Participant and Organovo shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to the Participant. Organovo shall pay all reasonable fees, expenses and penalties of the Participant relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under this Section 6(g) to place the Participant in a better after-tax position, the Participant shall repay Organovo such amount within thirty (30) days thereof in order to effect such result.

7.	Terms and Conditions of Participation

(a) Waiver and Release of Claims. As a condition to receiving Severance Benefits under the Plan, each Participant shall be required to sign and deliver to Organovo, and may not revoke or violate the terms of, a general release of all claims against Organovo, and the directors, officers, and employees of each of them, in the form attached as Exhibit A or such other form reasonably satisfactory to the Committee. In no case will payments be made or begin before the end of any revocation period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.

(b) Restrictive Covenants. By executing the Participation Agreement, the Participant agrees to abide by the following restrictive covenants as consideration for the Severance Benefits provided under Section 6, and acknowledges that the provisions and covenants contained in this Section 7(b) are ancillary and material to the terms of the Plan and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of Organovo. The Participant also acknowledges and agrees that the provisions of this Section 7(b) do not adversely affect the Participant’s ability to earn a living in any capacity that does not violate the covenants contained herein. Organovo acknowledges and agrees that before Participant shall be determined to have breached any provision or covenant contained in this Section 7(b), the Participant shall have been given notice of any such alleged breach (including the grounds for Organovo’s determination in reasonable detail) and been given forty-five (45) days after receipt of such notice of such breach to (1) cure or remedy any such breach that is reasonably susceptible of cure or remedy or (2) provide Organovo with support that Participant did not breach this Section 7(b).  During this forty-five (45) day notice period, a Tier 1 Employee will be afforded the opportunity to make a presentation to the Board regarding the matters referred to in Organovo’s notice.

(i) Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of Organovo and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Company Group”), all secret or confidential information, knowledge or data relating to Organovo and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that the Participant has obtained or obtains during the Participant’s employment by Organovo and that is not public knowledge (other than as a result of the Participant’s violation of this Section 7(b)(i)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment and/or service as a consultant with Organovo, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment shall remain the sole property of Organovo and/or Organovo, as applicable, and shall be turned over to the applicable Company Group company upon termination of the Participant’s employment.

(ii) Non-Recruitment of Company Group Employees, Etc. During the Participant’s employment with Organovo and for the Restricted Period, the Participant shall not (1) solicit or participate in the solicitation of any person who was employed by Organovo at any time during the six-month period prior to the Participant’s termination of employment to leave the employ of Organovo; or (2) on behalf of the Participant or any other person, hire, employ, or engage any such person, provided that these restrictions shall only apply so long as the person remains employed by the Organovo and for six months after they cease to be employed by Organovo. The Participant further agrees that, during the Participant’s employment with Organovo and for the Restricted Period, if an employee of

Organovo contacts the Participant about prospective employment, the Participant will inform that employee that the Participant cannot discuss the matter further without informing Organovo.

(iii) Non-Solicitation of Business. The Participant acknowledges and agrees that the identities of Organovo’s customers and any information regarding Organovo’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Organovo’s customers, the Participant agrees that during the Restricted Period, the Participant shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any Competitor of Organovo the business of (1) any customer of Organovo during the time of the Participant’s employment or as of the date of Participant’s termination of employment, or (2) any potential customer of Organovo which the Participant knew to be an identified, prospective purchaser of services or products of Organovo as of the date of Participant’s termination of employment.

(iv) Employment by Competitor. During the Restricted Period, the Participant shall not invest in (other than in a publicly traded company with a maximum investment of no more than one percent (1%) of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any Competitor of Organovo.

(v) No Disparagement.

(1) The Participant and Organovo shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage or defame the goodwill or reputation of the Participant or Organovo, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors. The Participant further agrees not to make any negative statement to third parties relating to the Participant’s employment or any aspect of the businesses of Organovo and not to make any statements to third parties about the circumstances of the termination of the Participant’s employment, or about Organovo or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body.

(2) The Participant further agrees that, following termination of employment for any reason, the Participant shall assist and cooperate with Organovo with regard to any matter or project in which the Participant was involved during the Participant’s employment with Organovo, including but not limited to any litigation that may be pending or arise after such termination of employment (other than any litigation in which Organovo asserts a claim against Participant or alleges that Participant breached one of the restrictive covenants in this Section 7(b)).  Organovo shall not unreasonably request such cooperation of the Participant and shall cooperate with the Participant in scheduling any assistance by the Participant taking into account the Participant’s business and personal affairs and shall compensate the Participant for any lost wages and/or expenses associated with such cooperation and assistance.

(vi) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Participant, whether alone or jointly with others, from the date of the Participant’s initial employment by Organovo and continuing until the end of any period during which the Participant is employed by Organovo, relating or pertaining in any way to the Participant’s employment with or the business of Organovo (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of Organovo and shall become and remain its sole and exclusive property. The Participant agrees to execute any assignment to Organovo or its nominee, of the Participant’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at Organovo’s expense, with respect thereto in the United States and in all foreign countries, that may be required by Organovo. The Participant further agrees to cooperate, while employed and thereafter, to the extent and in the manner required by Organovo, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by Organovo. The Participant agrees to disclose promptly in writing to Organovo all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by the Participant during the term of employment and for three months thereafter, whether or not the Participant believes such innovations are subject to this Section 7(b)(vi), to permit a determination by Organovo as to whether or not the innovations should be the property of Organovo. Any such information will be received in confidence by Organovo.

(vii) Acknowledgement and Enforcement. The Participant acknowledges and agrees that: (1) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of Organovo; (2) because of the nature of the business in which Organovo is engaged and because of the nature of the Confidential Information to which the Participant has access, Organovo would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of Organovo in the event the Participant breached any of the covenants of this Section 7(b); and (3) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Section 7(b) would be inadequate. The Participant therefore agrees and consents that (X) if the Participant commits any breach of a covenant under this Section 7(b) during the applicable period of restriction specified therein, all unpaid Severance Benefits will be immediately forfeited, and (Y) if the Participant commits any breach of a covenant under this Section 7(b) or threatens to commit any such breach at any time, Organovo shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(viii) Similar Covenants in Other Agreements Unaffected. The Participant may be or become subject to covenants contained in other agreements (including but not limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 7(b). Further, a breach of the covenants contained in this Section 7(b) may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Participant acknowledges the foregoing and understands that the covenants contained in this Section 7(b) are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

(c) At-Will Employment. Each Participant is employed by Organovo on an “at will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of Organovo. A Participant shall have no rights under the Plan if the Participant’s employment is terminated by Organovo, or any successor, with Cause or by the Participant without Good Reason, or due to the Participant’s death or Disability.

(d) Nonduplication; No Impact on Benefits.

Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any Company plan, program, policy or agreement with Organovo that provides Severance Benefits upon termination of employment.

Benefits payable under the Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.

Any Severance Benefits specified under the Plan shall be reduced by the amount of any payment required by Organovo to the Participant (A) because of insufficient advance notice of employment loss as may be required by law; or (B) under applicable law because of the termination of employment.

8.	Claims

(a) Initial Claim. Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Committee, within thirty (30) days after the communication of the determination that is the basis of the claim. Within thirty (30) days after receiving a claim, the Committee will (i) either accept or deny the claim completely or partially and (ii) notify the Participant of acceptance or denial of the claim. If a claim is partially or wholly denied, the Committee will provide a written denial to the Participant no later than ninety (90) days after receipt of the initial claim request. The written denial shall include specific reasons for the denial, specific references to the Plan provisions upon which the denial was based, a description of any additional material or information necessary for the Participant to perfect the claim, an explanation of why such material is necessary, and instructions on the Plan’s claim review procedure.

(b)  Appeals. The Participant may submit a written request for review of a denied claim within thirty (30) days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review, and must be submitted to the Company’s Head of Human Resources. For purposes of the review, the Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. A decision on such review will be rendered in writing by the Board within thirty (30) days of the Company’s receipt of a request for review. A written notice affirming the denial of a claim will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision or appeal is based. In preparation for filing such a request for review, the Participant or the Participant’s authorized representative may review pertinent Plan documents, and as part of the written request for review, may submit issues and comments concerning the claim. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 7 has been exhausted.

9.	Recoupment

(a) Right of Recoupment.  If, at any time, the Board or the Committee, as the case may be, determines that any action or omission by the Participant constituted a violation of the restrictive covenants in Section 7(b) to the material detriment of Organovo, then the Participant’s participation in the Plan shall be immediately terminated and the Participant shall repay to Organovo, upon notice to the Participant by Organovo, up to 100% of the pre-tax amount paid to the Participant pursuant to this Plan. The Board or the Committee, as the case may be, shall determine the date of occurrence of such violation and the percentage of the pre-tax amount received pursuant to this Plan that must be repaid to Organovo.

(b) Method of Recoupment. To the extent permitted by applicable law, Organovo may enforce the recoupment of any or all amounts due under this Section 9 by withholding future payment of any Severance Benefits, seeking reimbursement of previously paid Severance Benefits, demanding direct cash payment, reducing any amount of compensation owed by Organovo to the Participant, and/or such other means determined by the Board or Committee.

(c) Nonexclusive Remedy. Organovo’s right of recoupment under this Section 98 is in addition to any remedy available to Organovo with respect to any Participant, including, but not limited to, the initiation of civil or criminal proceedings and any right to repayment under the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable law.

10.	General

(a) Amendment and Termination of the Plan.  The Board or the Committee may amend or terminate the Plan in any respect (including any change to the Severance Benefits) only with two years notice to Participants; provided, however, that (i) any amendment or termination will not be effective if there is a Change in Control during the two year notice period, and (ii) the Plan cannot be amended or terminated during the twenty-four (24) month period after a Change in Control.  A Participant ceasing to be eligible for a benefit under the Plan before a Change in Control, as described in Section 5, is not an amendment or termination of the Plan.

(b) Funding. Benefits payable under the Plan will be paid only from the general assets of Organovo. The Plan does not create any right to, or interest in, any specific assets of Organovo.

(c) No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of Organovo’s obligations to pay the Severance Benefits provided under the Plan (unless in violation of the restrictive covenants specified under Section 7(b)).

(d) Withholding. Organovo may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

(e) Right to Offset. To the extent permitted by law, Organovo may offset against any obligation to pay any portion of the severance benefit under the Plan any outstanding amount of whatever nature that the Participant then owes to Organovo in the capacity as an employee. However, no amount of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) that is payable to a Participant under the Plan may be used to offset any amount that the Participant then owes to Organovo.

(f) Successors. All rights under the Plan are personal to the Participant and without the prior written consent of the Committee shall not be assignable by the Participant. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. The Plan shall inure to the benefit of, and be binding upon, Organovo and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Organovo Holdings shall be required to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as Organovo would be required to do so.

(g) Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware or by United States federal law.

(h) Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(i) Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to Organovo’s corporate headquarters address, to the attention of the Committee, or to the Participant at the home address most recently communicated by the Participant to Organovo in writing.

(j) 409A Compliance.

(i) The Plan is intended to comply with, or otherwise be exempt from, Code section 409A.  The preceding provision, however, shall not be construed as a guarantee by Organovo of any particular tax effect to a Participant under the Plan. Organovo shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of the Participant, which is determined to result in an additional tax, penalty or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A.

(ii) “Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Code section 409A, the Participant’s “separation from service” as defined in Code section 409A.  For purposes of Code section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(iii) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant, as specified under this Plan: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made within  fifteen (15) days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within fifteen (15) days after appointment of the personal representative or executor of the Participant’s estate following the death of the Participant.

(k) Arbitration. THE COMPANY AND PARTICIPANT AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS PLAN, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS PLAN AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

Exhibit A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Release”) is made by and between _________ (“Participant”) and Organovo Holdings, Inc. and its Affiliates (collectively, the “Company”) in consideration of severance pay and benefits provided to the Participant pursuant to the Organovo Holdings, Inc. Severance and Change in Control Plan (the “Plan”).  The Participant and the Company are collectively referred to as the “Parties” and are individually referred to as a “Party”.  All capitalized terms used in this Release not otherwise defined herein shall have the meanings set forth in Section 1 of the Plan, except as otherwise specified.

RECITALS

WHEREAS, Participant was employed by the Company as a Tier ___ Employee under the Plan;

WHEREAS, Participant’s employment with the Company ended effective ___________________ (the “Separation Date”); and

WHEREAS, pursuant to the terms of the Plan, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Participant may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Participant’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein and in the Plan, the Company and Participant hereby agree as follows:

COVENANTS

1. Severance.

a. Salary.  The Company agrees to pay Participant the equivalent of __ months of base salary, or ___________ dollars ($_____), in a lump sum payment within the first regular payroll period following the expiration of any period during which the Participant may revoke this Release.

b. Target Bonus.  The Company agrees to pay Participant a prorated bonus of _____________ dollars ($____), in a lump sum payment to be made [at the time at which bonuses are paid to actively employed employees for fiscal _____ or within the first regular payroll period following the expiration of any period during which the Participant may revoke this Release].

c. Equity Awards.  [In the event that the Participant’s termination satisfies the conditions set forth in Section 6(b) the Plan, all outstanding equity awards granted by the Company to such Participant shall become fully vested upon such Change in Control, and to the extent such equity award is a stock option or stock appreciation right which is not cashed out upon the Change in Control, shall be exercisable for a period of one year following the effective date of such termination or until the option expiration date, if earlier.]  [In the event that the Participant’s termination satisfies the conditions set forth in Section 6(c) the Plan, all outstanding equity awards granted by the Company to such Participant shall become fully vested, and to the extent such equity award is a stock option or stock appreciation right which is not cashed out upon the Change in Control, shall be exercisable for a period of one year following the effective date of such termination or until the option expiration date, if earlier.]

d. Health Benefit Continuation.  The Company shall provide COBRA coverage for Participant and his/her eligible dependents for a period of _____ (__) months, provided Participant timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.

e. Outplacement Assistance.  The Company agrees to pay the cost of providing outplacement services for Participant for a period of _________ (__) months following the Separation Date.

2. Other Benefits.  Other than as provided in Section 1 above, Participant’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

3. Payment of Salary and Receipt of All Benefits.  Participant acknowledges and represents that, other than the consideration set forth in this Release and the Plan, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Participant.

4. Release of Claims.  Participant agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Participant by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Participant, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Participant may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release, including, without limitation:

a. any and all claims relating to or arising from Participant’s employment relationship with the Company and the termination of that relationship, including any and all claims relating to the Plan;

b. any and all claims relating to, or arising from, Participant’s right to purchase, actual purchase or receipt of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, with the exception of any rights or obligations contained in any equity award agreement incorporated herein, if applicable;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Participant as a result of this Release; and

h. any and all claims for attorneys’ fees and costs.

Participant agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Release.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Participant’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Participant the right to recover any monetary damages against the Company; Participant’s release of claims herein bars Participant from recovering such monetary relief from the Company.   Notwithstanding the foregoing, Participant acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration, except as required by applicable law.  Participant represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5. Acknowledgment of Waiver of Claims under ADEA.  Participant acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary.  Participant agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Participant acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Participant was already entitled.  Participant further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Release; (b) he/she has twenty-one (21) days within which to consider this Release; (c) he/she has seven (7) days following his/her execution of this Release to revoke this Release; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Participant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Participant signs this Release and returns it to the Company in less than the 21-day period identified above, Participant hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Release.

6. California Civil Code Section 1542.  Participant acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Participant, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits.  Participant represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Participant also not to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. Confidentiality.  Participant agrees to maintain in complete confidence the existence of this Release, the contents and terms of this Release, and the consideration for this Release (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Participant may disclose Separation Information only to his/her immediate family members, the arbitrator or Court in any proceedings to enforce the terms of this Release, Participant’s attorney(s), and Participant’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Participant agrees that he/she will not publicize, directly or indirectly, any Separation Information.

9. Trade Secrets and Confidential Information/Company Property.  Participant agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company.  Participant understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Participant has called or with whom he/she became acquainted during the term of his/her employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Participant by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment.  Participant further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Participant’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.  Participant hereby grants consent to notification by the Company to any new employer about Participant’s obligations under this paragraph.  Participant represents that he/she has not to date misused or disclosed Confidential Information to any unauthorized party.  Participant’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Participant by the Company, developed or obtained by Participant in connection with his/her employment with the Company, or otherwise belonging to the Company.

10. No Cooperation.  Participant agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Release.  Participant agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Participant shall state no more than that he/she cannot provide counsel or assistance.

11. Restrictive Covenants.  By executing this Release, Participant agrees to abide by each of the restrictive covenants set forth in Section 7(b) of the Plan as consideration for the Severance provided for in the Plan (as summarized in Section 1 of this Release), and acknowledges that the provisions and covenants contained in Section 7(b) of the Plan are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, and do not adversely affect Participant’s ability to earn a living in any capacity that does not violate the covenants contained in Section 7(b) of the Plan.

12. Breach.  In addition to the rights provided in the Plan, Participant acknowledges and agrees that any material breach of this Release, unless such breach constitutes a legal action by Participant challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA,  or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Participant under this Release and the Plan and to obtain damages, except as provided by law.

13. No Admission of Liability.  Participant understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Participant.  No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Participant or to any third party.

14. Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Release.

15. ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS RELEASE, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS RELEASE AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release.  Participant represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Release.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17. No Representations.  Participant represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release.  Participant has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release.

18. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

19. Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20. Entire Agreement.  This Release, together with the Plan, represents the entire agreement and understanding between the Company and Participant concerning the subject matter of this Release and Participant’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Release and Participant’s relationship with the Company, with the exception of the terms of any equity awards held by Participant (as modified by the Plan or this Release), if applicable.

21. No Oral Modification.  This Release may only be amended in a writing signed by Participant and the Company’s Chief Executive Officer.

22. Governing Law.  This Release shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Participant consents to personal and exclusive jurisdiction and venue in the State of California.

23. Effective Date.  Participant understands that this Release shall be null and void if not executed by him/her within twenty one (21) days.   Each Party has seven (7) days after that Party signs this Release to revoke it.  This Release will become effective on the eighth (8th) day after Participant signed this Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

24. Counterparts.  This Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Breach by Participant.  Participant specifically agrees that the Company’s payments to Participant under this Release are made in return for Participant’s obligations set forth in this Release.  Participant further agrees that if he or she breaches any of the obligations set forth in this Release, such a breach would cause harm to Company and its business, for which the Company may recover damages, including restitution of any and all payments made under this Release.

26. Voluntary Execution of Release.  Participant understands and agrees that he/she executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees.  Participant acknowledges that:

(a) he/she has read this Release;

(b) he/she has been represented in the execution of this Release by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c) he/she understands the terms and consequences of this Release and of the releases it contains; and

(d) he/she is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

________, an individual

Dated: ________________, 20__

Organovo Holdings, Inc.

Dated: ________________, 20__	By